Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS SECOND-QUARTER FINANCIAL RESULTS

Adjusted EBITDA Rises 7.4% on a 10.8% Container Volume Increase from a Year Ago

CHARLOTTE, NC, July 30, 2014 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal second quarter ended June 22, 2014.

Financial results are being presented on a continuing operations basis.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarters Ended
(in millions, except per share data)*	6/22/2014	6/23/2013
GAAP:
Operating revenue	$281.2	$259.8
Operating income	$16.3	$16.0
Net loss	$(1.6)	$(0.9)
Net loss per share	$(0.04)	$(0.02)
Non-GAAP:*
EBITDA	$29.5	$28.8
Adjusted operating income	$18.2	$16.5
Adjusted EBITDA	$31.4	$29.2
Adjusted net income (loss)	$0.4	$(0.1)
Adjusted net income per share	$0.01	$—

*	See attached schedules for reconciliation of second-quarter 2014 and 2013 reported GAAP results to Non-GAAP results. Per-share amounts reflect the weighted average of 40.8 million basic and fully diluted shares outstanding for the 2014 second quarter, compared with 35.6 million basic and fully diluted shares outstanding for the 2013 period.

“Horizon Lines second-quarter adjusted EBITDA increased 7.4% from the same period a year ago, driven primarily by higher revenue container volumes and improved fuel recovery,” said Steve Rubin, Interim President and Chief Executive Officer. “The positive factors driving adjusted EBITDA growth were partially offset by lower container rates and contractual labor and other expense increases.”

“An 8.3% improvement in operating revenue versus the second quarter of 2013 was generated largely by a 10.8% revenue container volume increase across our three markets,” Mr. Rubin said. “In addition, growth in non-transportation services revenue in our Alaska market resulted from a protracted seafood season. These favorable variances were partially offset by a 3.8% decrease in average revenue per container. The decline in our container rates was primarily due to a shift in cargo mix to include more automobiles and a shift in overall market conditions.”

Horizon Lines 2nd Quarter 2014	Page 2 of 12

Second-Quarter 2014 Financial Highlights

Volume, Rate & Fuel Cost – Container volume for the 2014 second quarter totaled 62,216 revenue loads, up 10.8% from 56,159 loads for the same period a year earlier. Container volumes rose in each of our markets. Volume improvement in our Hawaii market was primarily due to modest growth in the Hawaii economy, including construction materials and tourism, as well as an increase in automobile shipments. The volume increases in our Puerto Rico market were due to the June 2013 addition of a bi-weekly Jacksonville, Florida sailing to our southbound service between Houston, Texas and San Juan, Puerto Rico, as well as volume gains in both our northbound and southbound service between Philadelphia, Pennsylvania and San Juan. These volume increases were partially offset by volume declines resulting from new competition that entered the Houston to San Juan service in May 2013. We also experienced marginal volume increases in our Alaska market. Unit revenue per container totaled $4,080 in the 2014 second quarter, compared with $4,240 a year ago. Second-quarter unit revenue per container, net of fuel surcharges, was $3,128, down 3.5% from $3,243 a year ago. Vessel fuel costs averaged $636 per metric ton in the second quarter, 3.5% below the average price of $659 per ton in the same quarter a year ago.

Operating Revenue – Second-quarter operating revenue improved 8.3% to $281.2 million from $259.8 million a year ago. The factors driving the $21.4 million revenue increase were a $19.8 million volume expansion described above, $5.7 million rise in non-transportation services revenue, and a $3.2 million increase in fuel surcharges. Non-transportation revenue was higher due to Hawaii automobile processing, an increase in terminal services from an extension of the seafood season in Alaska that continued into the second quarter, as well as growth associated with certain transportation services agreements. These positive items were partially offset by a $7.3 million decrease in container revenue rates resulting from a shift in cargo mix and increased competition in our markets.

Operating Income – Operating income for the second quarter totaled $16.3 million, compared with $16.0 million in 2013. The increase in operating income was largely driven by greater container volumes and the associated improvement in fuel recovery, partially offset by lower container rates and increases in contractual labor and other expenses. Second-quarter 2014 GAAP operating income includes charges totaling $1.9 million associated with a legal settlement, certain legal expenses and employee severance. Second-quarter 2013 GAAP operating income includes expenses totaling $0.5 million primarily associated with the return of excess equipment related to the 2013 fourth-quarter service change in Puerto Rico. Excluding these items, second-quarter 2014 adjusted operating income totaled $18.2 million, compared with $16.5 million a year ago. (See reconciliation tables for specific line-item amounts.)

Horizon Lines 2nd Quarter 2014	Page 3 of 12

EBITDA – EBITDA totaled $29.5 million for the 2014 second quarter, compared with $28.8 million for the same period a year ago. Adjusted EBITDA for the second quarter of 2014 was $31.4 million, an increase of 7.4% from $29.2 million for 2013. EBITDA and adjusted EBITDA for the 2014 and 2013 second quarters were impacted by the same factors affecting operating income. Additionally, 2014 and 2013 adjusted EBITDA reflect the exclusion of $45 thousand and $114 thousand, respectively, of non-cash gains on marking the conversion feature in the company’s convertible debt to fair value. (See reconciliation tables for specific line-item amounts.)

Net Loss – The second-quarter net loss from continuing operations totaled $1.6 million, or $0.04 per share, on a weighted average of 40.8 million shares outstanding. This compares with a year-ago net loss of $0.9 million, or $0.02 per share, on a weighted average of 35.6 million shares outstanding. On an adjusted basis, the second-quarter net income from continuing operations totaled $0.4 million, or $0.01 per share, compared with an adjusted net loss of $0.1 million, or $0.00 per share, a year ago. The 2014 and 2013 second-quarter adjusted net results reflect the same items impacting adjusted EBITDA, as well as the non-cash accretion of payments associated with certain legal settlements and the tax impact of adjustments. Additionally, the adjusted net loss for the 2013 second quarter excludes the non-cash accretion of the then estimated multi-employer pension plan withdrawal liability related to our 2013 move from Elizabeth, New Jersey to Philadelphia, Pennsylvania. The withdrawal liability was satisfied in the fourth quarter of 2013. (See reconciliation tables for specific line-item amounts.)

Six-Month Results – For the first half of fiscal 2014, operating revenue increased 5.7% to $533.2 million from $504.3 million for the same period in 2013. EBITDA totaled $34.4 million compared with $37.2 million a year ago. First-half 2014 adjusted EBITDA totaled $38.1 million, compared with $42.9 million for the same period in 2013. The $4.8 million decrease in adjusted EBITDA was primarily due to higher fuel and labor costs associated with dry-docking transits, as the positive impact from volume gains was largely offset by lower rates, net of fuel. The net loss from continuing operations for the 2014 six-month period totaled $27.9 million, or $0.69 per share on 40.4 million weighted average shares outstanding, compared with a net loss of $20.9 million, or $0.59 per share on 35.2 million weighted average shares outstanding, for the prior year. The adjusted net loss from continuing operations for the 2014 six-month period totaled $23.8 million, or $0.59 per share, compared with an adjusted net loss from continuing operations of $14.6 million, or $0.41 per share, for the comparable year-ago period. (See reconciliation tables for specific line items excluded from adjusted EBITDA and adjusted net loss.)

Shares Outstanding – The company had a weighted daily average of 40.8 million shares outstanding for the second quarter of 2014, and 40.4 million weighted average shares outstanding for the first six months of the year. In 2013, the company had a weighted daily average of 35.6 million shares outstanding for the second quarter, and 35.2 million shares outstanding for the six-month period. At July 28, 2014, the equivalent of 94.5 million fully diluted shares of the company’s stock was outstanding, consisting of 41.5 million shares of common stock and warrants convertible into 53.0 million shares of common stock.

Horizon Lines 2nd Quarter 2014	Page 4 of 12

Liquidity & Debt Structure – The company had total liquidity of $54.2 million as of June 22, 2014, consisting of cash of $5.2 million and $49.0 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $553.3 million, consisting of: $219.4 million of 11.00% first-lien secured notes due October 15, 2016; $197.7 million of 13.00% – 15.00% second-lien secured notes due October 15, 2016, bearing interest at 15.00% being paid in kind with additional second-lien secured notes; $28.0 million drawn on the ABL facility, maturing October 5, 2016, and bearing interest at a weighted average of 4.06%; a $73.9 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $12.3 million in capital leases. The company’s weighted average interest rate for funded debt was 11.89%. Availability under the ABL credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $100.0 million of borrowing availability. Letters of credit issued against the ABL facility totaled $11.4 million at June 22, 2014.

Please see attached schedules for the reconciliation of second-quarter 2014 and 2013 reported GAAP results and Non-GAAP adjusted results.

Outlook

We expect 2014 revenue container loads to be above 2013 levels. This projected volume growth takes into consideration the estimated impacts of a competitor that entered the Puerto Rico Gulf service in May 2013, as well as a second vessel being added by a competitor in the Hawaii service during the fourth quarter of 2014, partially offset by the full-year impact of adding a bi-weekly Jacksonville sailing to our southbound service between Houston, Texas and San Juan, Puerto Rico.

Overall, container rates are expected to be below 2013 levels due to competitive market conditions and a slight shift in cargo mix, particularly an increase in automobile volume. The vessel capacity added in Puerto Rico in 2013 will continue to impact rates, and the new vessel capacity expected to be added in Hawaii in 2014 could also impact rates as well.

We will experience increases in expenses associated with our revenue container volumes, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others. Although the number of vessels being dry-docked in 2014 is less than 2013, the costs associated with repositioning vessels and expenses related to spare vessels will slightly exceed 2013 levels. However, the majority of costs associated with repositioning vessels was incurred in the first half of 2014 whereas the costs were more evenly distributed throughout 2013.

Horizon Lines 2nd Quarter 2014	Page 5 of 12

We expect 2014 financial results to approximate 2013 results, with 2014 adjusted EBITDA projected between $90.0 million and $95.0 million, compared with $95.2 million in fiscal 2013.

Based on our current level of operations, we believe cash flow from operations and borrowings available under the ABL Facility will be adequate to support our business plans. We expect total liquidity during the remainder of 2014 to range from a low of approximately $58.0 million during the third quarter, then build over the balance of the year and end 2014 at approximately $78.0 million.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier serving all three noncontiguous domestic markets of Alaska, Hawaii and Puerto Rico from the continental United States. The company owns a fleet of 13 fully Jones Act qualified vessels and operates five port terminals in Alaska, Hawaii and Puerto Rico. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could” and similar expressions or phrases identify forward-looking statements.

Horizon Lines 2nd Quarter 2014	Page 6 of 12

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

Factors that may cause actual results to differ from expected results include: unfavorable economic conditions in the markets we serve, despite general economic improvement elsewhere; our substantial leverage may restrict cash flow and thereby limit our ability to invest in our business; the vessels in our fleet continue to age, and we may not have the resources to replace our vessels; our ability to obtain financing on acceptable terms to pay for the potential vessel repowering project; our ability to manage the potential vessel repowering project effectively to deliver the results we hope to achieve; volatility in fuel prices; decreases in shipping volumes; our ability to maintain adequate liquidity to operate our business; our ability to refinance our existing indebtedness; our ability to make interest payments on our outstanding indebtedness; work stoppages, strikes and other adverse union actions, including those by workers who perform services for us but are not our employees; government investigations and legal proceedings; suspension or debarment by the federal government; failure to comply with safety and environmental protection and other governmental requirements; failure to comply with the terms of our probation; increased inspection procedures and tighter import and export controls; the start-up of any additional Jones-Act competitors; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; failure to comply with the various ownership, citizenship, crewing, and build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; or unexpected substantial dry-docking or repair costs for our vessels.

In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in this press release (including the exhibits hereto) might not occur. We undertake no obligation, and specifically decline any obligation, to publicly update or revise any forward-looking statements, even if experience or future developments make it clear that projected results expressed or implied in such statements will not be realized, except as may be required by law.

See the section entitled “Risk Factors” in our Form 10-K for the fiscal year ended December 22, 2013, as filed with the SEC for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

(tables follow)

Horizon Lines 2nd Quarter 2014	Page 7 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share data)

	June 22,	December 22,
	2014	2013
Assets
Current assets
Cash	$5,228	$5,236
Accounts receivable, net of allowance	122,213	100,460
Materials and supplies	22,196	23,369
Deferred tax asset	1,140	1,140
Other current assets	10,428	8,915

Total current assets	161,205	139,120
Property and equipment, net	220,884	226,838
Goodwill	198,793	198,793
Intangible assets, net	29,110	35,154
Other long-term assets	25,185	24,702

Total assets	$635,177	$624,607

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$41,626	$49,897
Current portion of long-term debt, including capital lease	13,928	11,473
Other accrued liabilities	88,685	77,406

Total current liabilities	144,239	138,776
Long-term debt, including capital lease, net of current portion	541,974	504,845
Deferred tax liability	1,610	1,391
Other long-term liabilities	18,753	23,387

Total liabilities	706,576	668,399

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 39,776 and 38,885 shares issued and outstanding as of June 22, 2014 and December 22, 2013, respectively	1,008	999
Additional paid in capital	384,150	384,073
Accumulated deficit	(457,739)	(429,891)
Accumulated other comprehensive income	1,182	1,027

Total stockholders’ deficiency	(71,399)	(43,792)

Total liabilities and stockholders’ deficiency	$635,177	$624,607

Horizon Lines 2nd Quarter 2014	Page 8 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Quarters Ended		Six Months Ended
	June 22,	June 23,	June 22,	June 23,
	2014	2013	2014	2013
Operating revenue	$281,237	$259,784	$533,173	$504,275
Operating expense:
Vessel	72,777	73,184	150,739	149,422
Marine	57,262	50,567	111,949	99,951
Inland	49,882	45,131	96,721	87,022
Land	40,937	36,215	78,299	71,633
Rolling stock rent	9,754	9,918	19,457	19,571

Cost of services (excluding depreciation expense)	230,612	215,015	457,165	427,599
Depreciation and amortization	8,589	9,580	17,041	19,150
Amortization of vessel dry-docking	4,598	3,178	9,547	6,210
Selling, general and administrative	20,262	18,075	40,383	37,839
Restructuring charge	—	409	5	5,252
Legal settlements	950	—	995	—
Miscellaneous (income) expense, net	(61)	(2,449)	319	(3,454)

Total operating expense	264,950	243,808	525,455	492,596
Operating income	16,287	15,976	7,718	11,679
Other expense:
Interest expense, net	17,795	16,934	35,288	32,635
Other income, net	(36)	(112)	(108)	(155)

Loss from continuing operations before income taxes	(1,472)	(846)	(27,462)	(20,801)
Income tax expense	134	7	417	126

Net loss from continuing operations	(1,606)	(853)	(27,879)	(20,927)
Net (loss) income from discontinued operations	(6)	(651)	31	(929)

Net loss	$(1,612)	$(1,504)	$(27,848)	$(21,856)

Basic and diluted net loss per share:
Continuing operations	$(0.04)	$(0.02)	$(0.69)	$(0.59)
Discontinued operations	—	(0.02)	—	(0.03)

Basic and diluted net loss per share	$(0.04)	$(0.04)	$(0.69)	$(0.62)

Number of weighted average shares used in calculations:
Basic	40,802	35,602	40,359	35,174
Diluted	40,802	35,602	40,359	35,174

Horizon Lines 2nd Quarter 2014	Page 9 of 12

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended
	June 22,	June 23,
	2014	2013
Cash flows from operating activities:
Net loss from continuing operations	$(27,879)	$(20,927)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	12,691	12,393
Amortization of other intangible assets	4,350	6,757
Amortization of vessel dry-docking	9,547	6,210
Amortization of deferred financing costs	1,692	1,580
Restructuring charge	5	5,252
Deferred income taxes	147	123
Gain on equipment disposals	(281)	(2,598)
Stock-based compensation	(86)	1,607
Payment-in-kind interest expense	14,175	12,472
Non-cash interest accretion	1,080	1,112
Other	(117)	(146)
Changes in operating assets and liabilities:
Accounts receivable	(21,737)	(5,016)
Materials and supplies	1,173	4,652
Other current assets	(1,513)	(796)
Accounts payable	(8,268)	(4,321)
Accrued liabilities	8,934	(3,774)
Vessel rent	—	(777)
Vessel dry-docking payments	(7,280)	(6,314)
Legal settlement payments	(4,128)	(6,500)
Other assets/liabilities	(826)	146

Net cash (used in) provided by operating activities from continuing operations	(18,321)	1,135
Net cash used in operating activities from discontinued operations	(94)	(1,331)

Cash flows from investing activities:
Purchases of property and equipment	(5,860)	(96,621)
Proceeds from the sale of property and equipment	1,150	5,480

Net cash used in investing activities from continuing operations	(4,710)	(91,141)

Cash flows from financing activities:
Proceeds from issuance of debt	—	95,000
Borrowing under ABL facility	65,650	15,000
Payments under ABL facility	(37,650)	(25,000)
Payments on long-term debt	(3,000)	(1,125)
Payments of financing costs	(11)	(5,557)
Payments on capital lease obligations	(1,872)	(996)

Net cash provided by financing activities	23,117	77,322

Net increase (decrease) in cash from continuing operations	86	(12,684)
Net decrease in cash from discontinued operations	(94)	(1,331)

Net decrease in cash	(8)	(14,015)
Cash at beginning of period	5,236	27,839

Cash at end of period	$5,228	$13,824

Horizon Lines 2nd Quarter 2014	Page 10 of 12

Horizon Lines, Inc.

Adjusted Operating Income Reconciliation

(in thousands)

	Quarter Ended June 22, 2014	Quarter Ended June 23, 2013	Six Months Ended June 22, 2014	Six Months Ended June 23, 2013
Operating Income	$16,287	$15,976	$7,718	$11,679

Adjustments:
Union/Other Severance	148	17	1,252	318
Antitrust and False Claims Legal Expenses	790	35	1,558	247
Legal Settlement	950	—	995	—
Impairment Charge	—	18	—	18
Restructuring Charge	—	409	5	5,252

Total Adjustments	1,888	479	3,810	5,835

Adjusted Operating Income	$18,175	$16,455	$11,528	$17,514

Horizon Lines, Inc.

Adjusted Net Income (Loss) Reconciliation

(in thousands)

	Quarter Ended June 22, 2014	Quarter Ended June 23, 2013	Six Months Ended June 22, 2014	Six Months Ended June 23, 2013
Net Loss	$(1,612)	$(1,504)	$(27,848)	$(21,856)
Net (Loss) Income from Discontinued Operations	(6)	(651)	31	(929)

Net Loss from Continuing Operations	(1,606)	(853)	(27,879)	(20,927)

Adjustments:
Union/Other Severance	148	17	1,252	318
Antitrust and False Claims Legal Expenses	790	35	1,558	247
Accretion of Non-Cash Interest	214	240	498	504
Accretion of Estimated Multi-employer Pension Plan Withdrawal Liability	—	157	—	157
Impairment Charge	—	18	—	18
Legal Settlement	950	—	995	—
Restructuring Charge	—	409	5	5,252
Gain on Change in Value of Debt Conversion Features	(45)	(114)	(117)	(159)
Gain on Conversion of Debt	—	(5)	—	(5)
Tax Impact of Adjustments	(64)	1	(64)	7

Total Adjustments	1,993	758	4,127	6,339

Adjusted Net Income (Loss) from Continuing Operations	$387	$(95)	$(23,752)	$(14,588)

Horizon Lines 2nd Quarter 2014	Page 11 of 12

Horizon Lines, Inc.

Adjusted Net Income (Loss) Per Share Reconciliation

	Quarter Ended June 22, 2014	Quarter Ended June 23, 2013	Six Months Ended June 22, 2014	Six Months Ended June 23, 2013
Net Loss Per Share	$(0.04)	$(0.04)	$(0.69)	$(0.62)
Net Loss Per Share from Discontinued Operations	—	(0.02)	—	(0.03)

Net Loss Per Share from Continuing Operations	(0.04)	(0.02)	(0.69)	(0.59)

Adjustments Per Share:
Union/Other Severance	—	—	0.03	0.01
Antitrust and False Claims Legal Expenses	0.02	—	0.04	0.01
Legal Settlements	0.02	—	0.02	—
Accretion of Non-Cash Interest	0.01	0.01	0.01	0.01
Restructuring Charge	—	0.01	—	0.15

Total Adjustments	0.05	0.02	0.10	0.18

Adjusted Net Income (Loss) Per Share from Continuing Operations	$0.01	$—	$(0.59)	$(0.41)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended June 22, 2014	Quarter Ended June 23, 2013	Six Months Ended June 22, 2014	Six Months Ended June 23, 2013
Net Loss	$(1,612)	$(1,504)	$(27,848)	$(21,856)
Net (Loss) Income from Discontinued Operations	(6)	(651)	31	(929)

Net Loss from Continuing Operations	(1,606)	(853)	(27,879)	(20,927)

Interest Expense, Net	17,795	16,934	35,288	32,635
Tax Expense	134	7	417	126
Depreciation and Amortization	13,187	12,758	26,588	25,360

EBITDA	29,510	28,846	34,414	37,194
Union/Other Severance	148	17	1,252	318
Antitrust and False Claims Legal Expenses	790	35	1,558	247
Legal Settlement	950	—	995	—
Impairment Charge	—	18	—	18
Restructuring Charge	—	409	5	5,252
Gain on Change in Value of Debt Conversion Features	(45)	(114)	(117)	(159)
Gain on Conversion of Debt	—	(5)	—	(5)

Adjusted EBITDA	$31,353	$29,206	$38,107	$42,865

Note: EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

Horizon Lines 2nd Quarter 2014	Page 12 of 12

Horizon Lines, Inc.

2014 Projected EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

2014
Net Loss from Continuing Operations	$(36,344) - (31,344)
Interest Expense, Net	70,940
Income Taxes	390
Depreciation and Amortization	50,250

EBITDA	85,236 - 90,236
Antitrust and False Claims Legal Expenses	1,800
Severance	1,602
Legal Settlements	995
Impairment Charges	250
Gain on Change in Value of Debt Conversion Features	117

Adjusted EBITDA	$90,000 - 95,000

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